                                                                   EXHIBIT 23.28

[MINNOVEX TECHNOLOGIES INC. LOGO]

                                CONSENT OF EXPERT

                  Reference is made to the registration Statement on Form 40-F (the "Registration Statement") of Ivanhoe Mines Ltd. (the "Company") to be filled with the United States Securities and Exchange Commission pursuant to the Securities Act of 1993, as amended.

                  We hereby consent to (i) the use of and reference to our name and our reports, and the inclusion of information derived from our reports, under the heading "Summary Description of Business - Recent Developments - Oyu Tolgoi Exploration Project - Sampling and Analysis" in the Company's Final Short Form Prospectus dated March 25, 2002 relating to the issuance by the Company of approximately 9.3 million of its common shares; and (ii) the use of and reference to our name and our reports, and the inclusion of information derived from our reports, under the heading "Summary Description of Business - Recent Developments - Oyu Tolgoi Exploration Project - Sampling and Analysis" in the Company's Final Short Form Prospectus dated March 25, 2002 relating to the issuance by the Company of approximately 17.5 million of its common shares, each as incorporated by reference into the Registration Statement.

Sincerely

MINNOVEX TECHNOLOGIES INC

BY -s- Chris Bennett
   --------------------------
Name: Chris Bennett
Title: Director

Date: November 17, 2003

1140 SHEPPARD AVE., W. #6. TORONTO, CANADA M3K 2A2 TEL: (416) 633-9400 FAX:
(416) 633-2695